                                                                    EXHIBIT 99.1



News Release
                                                                   [COOPER LOGO]


FOR IMMEDIATE RELEASE
April 23, 1996

Contacts:  Phyllis Piano          Sharon Newquist
           (713) 739-5415         (713) 739-5578



COOPER INDUSTRIES REPORTS NET INCOME UP 12%
FIRST-QUARTER SHARE EARNINGS UP 19%


HOUSTON, April 23 -- Fully diluted share earnings of Cooper Industries, Inc. (NYSE-CBE) for the first quarter of 1996 rose 19% to 56 cents from 47 cents in 1995. Revenues rose 17% to $1.3 billion in 1996 from $1.1 billion during the first quarter of 1995. First-quarter operating earnings (income before interest expense and income taxes) rose to $143.3 million, up 8% from $132.5 million in the same period of 1995. Net income increased 12% to $62.1 million in the first quarter of 1996 from $55.3 million in the comparable 1995 period.

         Cooper's earnings per share were affected by the Cooper Cameron Exchange Offer completed mid-year 1995, which reduced the company's outstanding shares by 9.5 million. During the first quarter, Cooper also continued to sell its marketable securities, the gain from which was offset by nonrecurring expenses.

         "We're off to an excellent start for 1996, with very encouraging first-quarter results," said H. John Riley, Jr., President and Chief Executive Officer. "All three of our business segments performed well, with solid increases in revenues and earnings. Our businesses benefited from acquisitions, new marketing initiatives and modest growth in the economy. We were especially pleased with the improved performance of our automotive segment," Riley reported.

                                     -more-

Cooper Industries, Inc.                                            Page 2





         The ELECTRICAL PRODUCTS segment recorded strong revenue increases. Significant gains came from North American sales of hazardous-duty electrical construction materials, transformers and distribution switchgear. Another major contributor to higher sales was the CEAG electrical products operation in Germany, acquired in December 1995.

         TOOLS & HARDWARE revenues were up moderately, led by strong international demand for power tool products, particularly from customers in the automotive industry.

         Revenues in the AUTOMOTIVE PRODUCTS segment exceeded expectations. Demand was up for almost all products, particularly for those weather-related, such as wiper blades and ignition products. New customer contracts, penetration of overseas markets and recent acquisitions added to the year-over-year gain.

         "In addition to revenue gains, our businesses continued to focus on ongoing operational improvements," Riley said. "For example, we announced initiatives to implement a new business system in our automotive segment and to construct a new, more efficient distribution center for our lighting operations. Projects like these should help us respond more quickly and effectively to meet customer needs.

         "During the quarter, we also invested over $200 million in complementary acquisitions and signed two joint venture agreements in the growing Asian market. Nevertheless, we were able to maintain our debt to total capitalization ratio at the 1995 year-end level.

         "In summary, we had a good, solid quarter, positioning us for a successful year. Assuming modest economic growth, we expect to meet our 1996 goal of double-digit earnings increases," Riley concluded.

         Comparisons of 1996 and 1995 first-quarter results appear on the following page.

                             ------------------

         Cooper Industries, with 1995 revenues of $4.9 billion, is a diversified, worldwide manufacturer of electrical products, tools, hardware, and automotive products.
                                     -more-

Cooper Industries, Inc.                                            Page 3





                       CONSOLIDATED RESULTS OF OPERATIONS


                                             Three Months Ended March 31,
                                             -----------------------------
                                               1996                 1995
                                             --------            ---------
                                               (millions except shares)
Revenues:
   Electrical Products                       $  574.5             $  480.6
   Tools & Hardware                             236.3                224.0
   Automotive Products                          488.4                415.6
   Other                                         14.9                  3.0
                                             --------             --------
                                              1,314.1              1,123.2
                                             --------             --------
Costs and Expenses:

   Cost of sales                                875.8                748.3
   Depreciation and amortization                 59.1                 51.5
   Selling and administrative                   235.9                190.9
                                             --------             --------
                                              1,170.8                990.7
                                             --------             --------

Operating Earnings                              143.3                132.5

Interest Expense                                 37.6                 38.3
Income Taxes                                     43.6                 38.9
                                             --------             --------

Net Income Applicable to Common Stock        $   62.1             $   55.3
                                             ========             ========

Income Per Common Share:

         Primary                                $ .58                $ .48
         Fully Diluted(1)                         .56                  .47


Shares Utilized in Computation of
   Net Income Per Common Share:

         Primary                          107,389,000          116,187,000
         Fully Diluted                    124,166,000          132,934,000

(1) The calculations for 1996 and 1995 assume conversion of the 7.05% Convertible Subordinated Debentures to Common stock. As a result, interest on the debentures ($7.3 million, net of tax) was added back to income in the computation of fully diluted earnings per share.

                                     # # #